Exhibit 10.1

FMC Corporation
2929 Walnut Street
Philadelphia, PA 19104
USA
215.299.6000
fmc.com

June 11, 2024

Pierre R. Brondeau
[address redacted]

Dear Pierre,
This letter outlines the terms of your employment as Chief Executive Officer of FMC Corporation (the “Company”). We look forward to benefiting from your experience, knowledge and leadership in your new role with the Company, effective as of June 11, 2024 (the “Start Date”).
Positions; Duties; Location. You agree to serve as Chief Executive Officer of the Company and will continue to serve as the Chairman of the Board of Directors of the Company (the “Board”). You and the Company acknowledge that your employment with the Company will be “at will,” which means that either you or the Company may terminate your employment for any reason, at any time, with or without notice. You will have such responsibilities, power and authority as those normally associated with such position in public companies of a similar stature and will report solely and directly to the Board. Your principal place of employment will be the Company’s headquarters in Philadelphia, Pennsylvania, subject to reasonable business travel at the Company’s request.
Base Salary. During your employment as Chief Executive Officer, you will be paid an annual base salary of $1,300,000, payable in accordance with the Company’s normal payroll practices and subject to all applicable taxes and withholdings.
Annual Incentive Opportunity. Your target annual incentive opportunity will be equal to 135% of your annual base salary, with your actual earned annual incentive (if any) determined in accordance with the terms and conditions of the Company’s annual incentive plan based on the achievement of Company and individual performance goals. Your 2024 annual incentive will be prorated for your period of service as Chief Executive Officer during the Company’s 2024 fiscal year in accordance with the terms of the annual incentive plan.
Long Term Incentive Plan. You will be considered for Long Term Incentive (LTI) awards. These awards are granted at the discretion of the company, are typically made in the first quarter of each year and delivered in the form of Restricted Stock Units, Nonqualified Stock Options and

June 11, 2024

Performance Restricted Stock Units. For your reference, in 2023 the LTI mix for the CEO was 50% PRSUs, 30% Nonqualified Stock Options and 20% Restricted Stock Units. PRSU awards are dependent on company performance against metrics as determined by the Compensation Committee.
Sign-On Equity Award. On June 11, 2024, you will be granted a one-time sign-on equity award (the “Sign-On Award”) under the Company’s 2023 Incentive Stock Plan (the “Plan”) with a grant date fair value of $8,500,000, fifty percent (50%) of which will be in the form of stock options and fifty percent (50%) of which will be in the form of restricted stock units. Subject to your continued employment as Chief Executive Officer and the terms and conditions of the Plan and applicable award agreements, the Sign-On Award will cliff vest on the second anniversary of the Start Date, with accelerated vesting upon your earlier cessation of service as Chief Executive Officer in circumstances where a successor Chief Executive Officer has been appointed by the Board and you have facilitated an orderly transition of your duties to such successor. Upon your cessation of employment under the accelerated vesting scenario, the stock option component of the Sign-On Award would be subject to exercise within five years from your last day of employment. The Sign-On Award will otherwise be subject to the terms and conditions of the applicable award agreements.
Employee Benefits. During your employment as Chief Executive Officer, you will be eligible to participate in the Company’s employee benefit plans on the terms applicable to Company senior executives generally (subject to the applicable eligibility and other requirements set forth therein), and will be reimbursed for all business-related expenses incurred by you in performing your duties hereunder in accordance with the Company’s policies and procedures as in effect from time to time.
Vacation. You will be eligible for five (5) weeks of vacation annually, in accordance with the U.S. Vacation Policy.
Board Service. During your employment as Chief Executive Officer, you will continue to be nominated for reelection to the Board annually and will serve as Chairman of the Board during your service on the Board, but you will not be eligible to receive cash director fees or additional director equity grants pursuant to any non-employee director plans or programs maintained by the Company. You will continue to vest in any equity awards previously granted to you in your capacity as a member of the Board based on your continued service on the Board.
Governing Law. This offer letter will be governed by the laws of the State of Delaware, without reference to principles of conflict of laws.
Indemnification. You will be covered as an insured officer under the Company’s director and officer liability insurance policies, as in effect from time to time, to the same extent, and on the same terms, as other executive officers of the Company, and in accordance with the Company’s by-laws, as they may be amended and restated from time to time.
Section 409A. The payments and benefits provided under this offer letter are intended to comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the provisions of this offer letter shall be interpreted and applied consistently with such intent.
[Signature Page Follows.]

Please confirm that the foregoing accurately expresses our mutual understanding by signing and returning this offer letter.

Sincerely,

/s/ K’LYNNE JOHNSON
K’Lynne Johnson
Chair, Compensation and Human Capital Comm

Accepted and Agreed:

/s/ PIERRE R. BRONDEAU
Pierre R. Brondeau